Exhibit 99.1

Don Graham Transitions to Chairman Emeritus; Anne Mulcahy Elected Chair of the Board
of Graham Holdings Company

ARLINGTON, VA – March 23, 2022 – Graham Holdings Company (NYSE: GHC) announced today that Donald E. Graham has decided to transition from his role as Chairman of the Board of Directors. Mr. Graham will remain a member of the Board as Chairman Emeritus. Long-time board member Anne Mulcahy has been elected by the Board to serve as Chair effective May 2023.

Ms. Mulcahy was Chairman and CEO of Xerox Corporation from 2001-2010. During that time, she and her management team were responsible for the aggressive, multi-billion-dollar turnaround plan that returned Xerox to profitability. Ms. Mulcahy joined Xerox in 1976 as a field sales representative and ascended to executive leadership roles throughout the organization both domestically and internationally.

“If you want to hear one of the greatest business stories of this century, watch any of the interviews in which Anne tells the (Xerox) story on YouTube,” said Mr. Graham in a message to shareholders.” He further commented, "In most companies, I think a new chair of the board every 30 years or so is a good idea."

Anne Mulcahy said, “It has been a privilege to serve on the GHC board, which has so capably been led by Don as Chair and Tim as CEO. I am honored to serve as the next Chair in support of a great management team and an esteemed board of directors.”

President and CEO of Graham Holdings Company, Timothy J. O’Shaughnessy stated, "Anne has been on the board of Graham Holdings since 2008. She knows the businesses and the culture hands down and we are fortunate to have her acumen and expertise. With Anne as Chair and Don as Chairman Emeritus, the Company and its shareholders are in an enviable position."

In addition to serving on the board at Graham Holdings Company, Anne Mulcahy also serves as a lead director of Johnson & Johnson and is an active board member of LPL Financial. She also serves on the Board of Trustees of Save the Children and is an Executive in Residence at Harvard University.

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Contact:	Pinkie Mayfield
Pinkie.Mayfield@ghco.com
(703) 345-6450